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                                                                     Exhibit 3.3

                    FOURTH AMENDMENT TO AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                       BOBBY ALLISON WIRELESS CORPORATION

         WHEREAS, Bobby Allison Wireless Corporation (the "Corporation"), a Florida corporation, filed with the Florida Department of State on December 1, 1998 its Amended and Restated Articles of Incorporation (the "Articles"); and

         WHEREAS, as permitted by Florida Statute ss.607.1001, the Corporation reserved the right to amend the Articles pursuant to Article IX of the Articles; and

         WHEREAS, the Corporation amended the Articles pursuant to its First Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State on December 28, 1998; and

         WHEREAS, the Corporation amended the Articles pursuant to its Second Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State on March 1, 1999; and

         WHEREAS, the Corporation amended the Articles pursuant to its Third Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State effective July 5, 1999; and

         WHEREAS, the Corporation desires to further amend its Articles to amend certain provisions relating to the Series C Convertible Preferred Stock of the Corporation; and

         WHEREAS, the Corporation is owned by both common stockholders and preferred stockholders and has been adopted by the unanimous consent of all of the Corporation's common and preferred stockholders and all of the Corporation's Board of Directors.

         NOW, THEREFORE, the Articles are hereby amended as follows:

         1. Article IV, Section 4.2(a) shall be further amended by eliminating the definition of "REQUIRED CONSENT" in its entirety.

         2. Article IV, Section 4.2(a) shall be further amended by eliminating the definition of SERIES C INITIAL PURCHASE PRICE in its entirety and inserting the following definition in lieu thereof:

                  "SERIES C INITIAL PURCHASE PRICE shall mean $25,000 per share (adjusted for stock dividends, stock splits, reverse stock splits, combinations and the like).

         3. Article IV, Section 4.2(a) shall be amended by eliminating the definition of SERIES B LIQUIDATION PREFERENCE and SERIES C LIQUIDATION PREFERENCE in their entirety and inserting the following definition in lieu thereof:

                  "SERIES B/C LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4.2(c)(iv) hereof.

         4. Article IV, Section 4.2(c)(iv) and (v) of the Articles shall be deleted in their entirety and the following Article IV, Section 4.2(c)(iv) shall be inserted in lieu thereof:

                  (iv) In the event of any such Disposition, after the full amount of the Series A Liquidation Preference has been paid to the holders of the Series A Preferred Stock and before any payment or distribution shall be made to the holders of the Common Stock or any other Subordinate Stock, the holders of Series B Preferred Stock and Series C Preferred Stock shall be entitled to be paid ratably without preference out of the Disposition Proceeds in cash, or, if the


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Corporation does not have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors, an amount (the "SERIES B/C LIQUIDATION PREFERENCE") equal to the Series B Initial Purchase Price and Series C Initial Purchase Price, respectively, plus any accrued but unpaid dividends. If upon any such Disposition, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series B Preferred Stock and Series C Preferred Stock the full amount of the Series B/C Liquidation Preference, the holders of the Series B Preferred Stock and Series C Preferred Stock shall share ratably without preference among themselves in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         5. Article IV, Section 4.2(d)(i)(1) of the Articles shall be deleted in its entirety and the following Article IV, Section 4.2(d)(i)(1) shall be inserted in lieu thereof:

                  (1) The holders of the Preferred Stock shall have the right, at their option, to convert shares of Preferred Stock into shares of Common Stock of the Corporation at any time and from time to time, without the payment of additional consideration, into, with respect to each share of Series A Preferred Stock and each share of Series B Preferred Stock, four thousand one hundred sixty-six (4,166) shares of fully paid and nonassessable shares of Common Stock and, with respect to each share of Series C Preferred Stock, into such number of shares of fully paid and nonassessable shares of Common Stock as set by the Board of Directors of the Corporation in accordance with Florida Statute ss.607.0602 which provides in pertinent part that prior to the issuance of any Series C Preferred Stock, the Board of Directors shall
         (i) determine such number of shares and (ii) deliver to the Department of State for filing articles of amendment reflecting the so determined number of shares for each share of Series C Preferred Stock (the applicable conversion rate of each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock being hereinafter referred to in each instance as the "CONVERSION RATE"). For purposes of this Section 4.2, the Conversion Rate shall be subject to adjustment as provided in Section 4.2(d)(ii)(2) and 4.2(d)(ii)(3) below.

         6. Article IV, Section 4.2(f) of the Articles shall be deleted in its entirety and the following Article IV, Section 4.2(f) shall be inserted in lieu thereof:

                  (f) VOTING RIGHTS. Except as otherwise set forth in this
         Section 4.2(f) or as otherwise required by law, no share of Preferred Stock issued and outstanding shall have the right to vote on any matters presented to the holders of the Common Stock for vote.

                           (i) In addition to any vote or consent of
                  shareholders or directors required by law or these Amended and Restated Articles of Incorporation, so long as any Preferred Stock remains outstanding, the consent of the holders of such Preferred Stock shall be necessary for (a) effecting, validating or permitting any amendment, alteration or repeal of any of the provisions of these Amended and Restated Articles of Incorporation of the Corporation affecting the rights of such series of Preferred Stock contained herein, or
                  (b) any agreement to do any of the foregoing.

                           (ii) The vote of the holders of the Series A
                  Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series A Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

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                           (iii)(1) The holders of Series B Preferred Stock,
                  voting as single class, shall have the right to elect one-third (1/3) of the members of the Board of Directors of the Corporation (the "SERIES B DIRECTORS") rounded up or down to the nearest whole number. If any of the Series B Directors shall cease to serve as a director before his or her term shall expire, the holders of Series B Preferred Stock, then outstanding may, at a special meeting of the holders or by the written consent, elect a successor to hold office for the unexpired term of the such Series B Director.

                  (2) The vote of the holders of Series B Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series B Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                           (iv) The vote of the holders of the Series C
                  Preferred Stock shall be necessary for validating or permitting any authorization, issuance, creation or increase in the authorized shares of any class or series of equity security of the Corporation ranking senior to or in parity with the Series C Preferred Stock or the issuance of any debt securities. Debt securities shall not mean commercial debt incurred in the ordinary course of business.

                           (v) The rights of the holders of the Preferred Stock
                  set forth in this Section 4.2(f) may be exercised by either the vote at a special meeting of the holders of each series of Preferred Stock at any annual meeting of stockholders held for the purpose of electing directors or by the written consent of the holders of such Preferred Stock, as applicable.

                           (vi) In the event of the failure of the Corporation
                  to pay any dividend as required by Section 4.2(b) or any redemption as required by Section 4.2(e), then such failure shall cause all of the shares of that series of Preferred Stock to automatically, and without any action on the part of any holder of such series of Preferred Stock, become fully voting Preferred Stock (as if fully converted into Common Stock) on all matters upon which the Common Stock may vote. Such Preferred Stock will still have preferential voting rights on the matters referred to in this Section 4.2(f).

         IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Fourth Amendment to Amended and Restated Articles of Incorporation on the date or dates set forth below, to be effective on August 11, 1999.



                                   BOBBY ALLISON WIRELESS CORPORATION


                                   By: /s/ Robert L. McGinnis
                                      ------------------------------------------
                                      Robert L. McGinnis, as its Chairman of the
                                      Board and Chief Executive Officer

                                   Date: 7/29/99



                                   By:/s/ James L. Ralph
                                      ------------------------------------------
                                      James L. Ralph, as its President and
                                      Secretary

                                   Date: 7/29/99



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